P06000156394

(Requestor's Name)

(Address)		000098441680

(Address)

(City/Sate/Zip/Phone #)		04/25/07-01043-012 **35.00

[ ] PICK-UP [ ] WAIT [ ] MAIL

(Business Entity Name)

(Document Number)

Certified Copies	Certificates of Status

Special Instructions to Filing Officer:		FILED
07 APR 25 PM 1:50
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

COVER LETTER

TO: Amendment Section Division of Corporations

NAME OF CORPORATION: Capital Equity Finance, Inc.

DOCUMENT NUMBER: P06000156394

The enclosed Articles of Amendment and fee are submitted for filing. Please return all correspondence concerning this matter to the following:

Luz M. Weigel
(Name of Contact Person)

Waterford Capital Group, Inc.
(Firm/ Company)

5775 Blue Lagoon Drive, Ste. 100
(Address)

Miami, FL 33126
(City/ State and Zip Code)

For further information concerning this matter, please call:

(305) 266-3333
(Name of Contact Person)	(Area Code & Daytime Telephone Number)

Enclosed is a check for the following amount:

[ x ] $35 Filing Fee	[ ] $43.75 Filing Fee & Certificate of Status	[ ] $43.75 Filing Fee & Certified Copy (Additional copy is enclosed)	[ ] $52.50 Filing Fee Certificate of Status Certified Copy (Additional Copy is enclosed)

Mailing Address	Street Address
Amendment Section	Amendment Section
Division of Corporations	Division of Corporations
P.O. Box 6327	Clifton Building
Tallahassee, FL 32314	2661 Executive Center Circle
Tallahassee, FL 32301

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CAPITAL EQUITY FINANCE, INC.

CAPITAL EQUITY FINANCE, INC., a corporation organized and existing under the Florida Business Corporation Act, (the “Corporation”), does hereby certify:

1.           The Corporation filed its original Articles of Incorporation on December 22, 2006 with the Florida Department of State, Division of Corporations.

2.           In accordance with the provisions of §§ 607.0704, 607.1003, 607.1006, and 607.1007 of the Florida Business Corporation Act, the Corporation’s Board of Directors recommended, and the number of votes cast for the amendment by the shareholders was sufficient for approval, of the following amendments and the restatement of the Corporation’s Articles of Incorporation:

FIRST:                    Name.  The name of the corporation shall be:
                CAPITAL EQUITY FINANCE, INC.
(hereinafter the "Corporation").

SECOND:               Duration, Purpose.

Section 2.1.  Duration.  The existence of the Corporation shall commence upon the filing of these Articles of Incorporation by the Department of State and shall be perpetual.

Section 2.2.  Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act (FBCA).

THIRD:                   Capital Stock.
Section 3.1.  Authorized Shares.  The total number of shares of stock that the Corporation shall have authority to issue is 105,000,000 shares.

Section 3.2.  Common Stock.  The aggregate number of shares of common stock (referred to herein as “Common Stock”) that the Corporation shall have authority to issue is 100,000,000 with a par value of $0.001 per share.  Except as otherwise required by law or as otherwise provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the holders of Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.  The Common Stock shall not have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

Section 3.2.  Preferred Stock.  The aggregate number of shares of preferred stock (referred to herein as “Preferred Stock”) that the Corporation shall have authority to issue is 5,000,000 with no par value.

(a) Board Authorized to Fix Terms. The Board of Directors is authorized, subject to limitations prescribed by law, by resolution or resolutions to provide for the issuance of shares of preferred stock in one or more series, and, by filing a certificate when required by the FBCA, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series, including the authority to increase or decrease such number, and the distinctive designation of that series;

(ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, the date or dates from which they shall be cumulative and the relative rights of priority, if any, in the payment of dividends on shares of that series;

(iii) the voting rights, if any, of the shares of that series in addition to the voting rights provided by law and the terms of any such voting rights;

(iv) the terms and conditions, if any, upon which shares of that series shall be convertible or exchangeable for shares of any other class or classes of stock of the Corporation or other entity, including provision for adjustment of the conversion or exchange rate upon the occurrence of such events as the Board of Directors shall determine;

(v) the right, if any, of the Corporation to redeem shares of that series and the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary according to different conditions and different redemption dates;

(vi) the obligation, if any, of the Corporation to retire shares of that series pursuant to a retirement or sinking fund or fund of a similar nature for the redemption or purchase of shares of that series and the terms and conditions of such obligation;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, in the payment of shares of that series;

(viii) the preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock with the Corporation, and

(ix) any other rights, preferences and limitations of the shares of that series as may be permitted by law.

(b) Dividend Preference. Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of common stock with respect to the same dividend period.

(c) Relative Liquidation Preference. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with their respective priorities and preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(d) Reissuance of Preferred Stock. Subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock, shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms, shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and maybe reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Florida Secretary of State, be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock.

FOURTH:    Initial Corporate Address, Registered Office, and Agent.  The street address of the Corporation's initial registered and principal office and the Corporation's initial registered agent at that address shall be 5775 Blue Lagoon Drive, Suite 100, Miami, Florida  33126.  The registered agent at this address shall be Russell C. Weigel, III, P.A.

FIFTH:      Directors.  The Corporation shall have one director initially.  The name and address of the initial director of the Corporation, who shall hold office until her successor is elected and qualified or until her earlier resignation or removal from office is:

Luz M. Weigel
5775 Blue Lagoon Drive, Suite 100
Miami, Florida  33126

The number of directors may be increased or decreased from time to time pursuant to the bylaws of the Corporation, but shall not be less than one.

SIXTH:
Indemnification.  The Corporation shall indemnify, and shall advance expenses on behalf of, its officers and directors to the fullest extent not prohibited by any law in existence either now or hereafter.  The Corporation may indemnify employees, agents and others as the bylaws may provide.

SEVENTH:             Incorporator.  The name and address of the incorporator of the Corporation is:

Luz M. Weigel
5775 Blue Lagoon Drive, Suite 100
Miami, Florida  33126

EIGHTH:
From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Florida at the time in force may be added or inserted in the manner and at the time prescribed by said law, and all rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article EIGHTH.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Articles of Incorporation to be signed and attested by its duly authorized officer in Miami, Florida on this ____ day of April, 2007

Luz M. Weigel
President
STATE OF FLORIDA
COUNTY OF MIAMI-DADE

Sworn to and subscribed before me this   day of  , 2007, by LUZ M. WEIGEL.  She personally appeared before me at the time of this notarization.  She is personally known to me.